Security Capital and SC-U.S. Realty Announce Shareholder Approval and Closing of Business Combination

Chicago and London, Jan. 16 -- Shareholders of SC-U.S. Realty (NYSE: RTY) (Amsterdam AEX Stock Exchange ISIN-Code: LU0060100673) approved the transaction agreement between Security Capital Group Incorporated (NYSE: SCZ) and SC-U.S. Realty at an extraordinary meeting of SC-U.S. Realty held today. Of the votes cast, approximately 89% were in favor of the transaction, resulting in approximately 46 million Security Capital shares being issued for distribution to SC-U.S. Realty shareholders. SC-U.S. Realty shareholders voting against the transaction and validly electing cash will receive approximately $102 million. Shareholders of Security Capital approved the transaction on January 12 at a separate meeting of that company.

The transaction was closed after shareholder approval. After the close of business today, SC-U.S. Realty shares on the Amsterdam Exchange and ADRs on the NYSE will no longer be traded.

As a result of the transaction, Security Capital will have an equity market capitalization of $3.4 billion which consists of approximately 157 million common shares outstanding and $258 million of convertible preferred stock that is convertible into approximately 7 million additional common shares. In addition, the company has convertible debt that is convertible into approximately 10 million additional common shares at a price of $23.08 per share. The Board has authorized a current share repurchase program of $250 million. Due to the pending transaction with SC-U.S. Realty, Security Capital has not repurchased any of its shares since November 3, 2000. The company plans to repurchase shares from time to time in the open market and in privately negotiated transactions depending on market conditions. Since the initiation of Security Capital's stock repurchase program, the company has repurchased $294 million of stock.

Security Capital is a leading international real estate operating and investment management company. Earnings are generated from the company's ownership in 14 real estate businesses that have combined total assets of $26.2 billion. Security Capital's objective is to own all -- or a very high percentage of -- a few leading real estate businesses that function as private operating divisions, and to build on the operating strengths and asset base of these divisions to achieve superior sustainable financial results. The principal offices of Security Capital and its directly owned affiliates are in Amsterdam, Atlanta, Brussels, Chicago, Denver, El Paso, Houston, London, Luxembourg, New York and Santa Fe.

This press release contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These statements reflect the current views of Security Capital with respect to future events and are not guarantees of future performance. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the company's ability to control or estimate precisely, such as future market conditions, the behavior of other market participants, the actions of governmental regulators and other risk factors detailed in Security Capital's reports filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of these materials. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.

SOURCE Security Capital Group Incorporated

CONTACT: William R. (Todd) Fowler of Security Capital Group, 800-988-4304/